Filed Pursuant to Rule 433

Registration Statement No. 333-111476

March 13, 2006

PRICING TERM SHEET

Issuer:	Boston Edison Company
Ratings:	A1 (Moody’s); A (S&P); AA- (Fitch)
Issue of Securities:	5.75% Debentures due 2036
Principal Amount:	$200,000,000
Coupon:	5.75% per annum
Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing September 15, 2006
Maturity:	March 15, 2036

Treasury Benchmark:	5.375% due February 15, 2031
US Treasury Yield:	4.875%
Spread to Treasury:	0.95%
Re-offer Yield:	5.825%

Initial Price to Public:	per Debenture:98.943%; Total: $197,886,000
Underwriters’ Discount:	per Debenture: 0.875%; Total: $1,750,000
Proceeds, before expenses, to us:	per Debenture:98.068%; Total: $196,136,000

Optional Redemption:	Make Whole Treasury Rate + 20 basis points

Minimum Denomination:	$1,000

Settlement Date:	March 16, 2006 (T+3)

CUSIP:	100599BW8

Underwriters:	Banc of America Securities LLC ($54,666,667)
Citigroup Global Markets Inc. ($54,666,667)
J.P. Morgan Securities Inc. ($54,666,666)
BNY Capital Markets, Inc. ($6,000,000)
Goldman, Sachs & Co. ($6,000,000)
Greenwich Capital Markets, Inc. ($6,000,000)
KeyBanc Capital Markets, a division of McDonald Investments Inc. ($6,000,000)
Lazard Capital Markets LLC ($6,000,000)
Wachovia Capital Markets, LLC ($6,000,000)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.